Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. TO BE ACQUIRED BY FORTIVE FOR $67.25 PER SHARE IN CASH

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. — September 6, 2017 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring and outsourced medical physics services, today announced that it has entered into a definitive agreement to be acquired by Fortive Corporation (NYSE: FTV). Under the terms of the agreement, Fortive will make a $67.25 per share cash tender offer to acquire all outstanding Landauer shares for a total transaction value of approximately $770 million, including the assumption of debt and net of acquired cash. The agreement was unanimously approved by Landauer’s Board of Directors.

Fortive is a diversified industrial growth company, based in Everett, Washington. Fortive is comprised of Professional Instrumentation and Industrial Technologies businesses that are recognized leaders in attractive markets with well-known brands in field instrumentation, transportation, sensing, product realization, automation and specialty, and franchise distribution. The company was formed as a spin-off from the global science and technology company Danaher Corporation in 2016.

Following the completion of the transaction, Landauer will become part of Fortive’s Field Solutions platform within Fortive’s Professional Instrumentation segment.

Mike Kaminski, President and Chief Executive Officer of Landauer stated, “Today’s announcement is an exciting step forward for Landauer, enabling us to combine our strengths as a leader in radiation measurement with Fortive’s powerful and complementary Field Solutions platform and safety-as-a-service offerings. As part of Fortive we will expand our global scale and capabilities, leading to broader solutions for our customers and increased opportunities for our employees.”

William G. Dempsey, chairman of Landauer added, “This transaction is a testament to the hard work of our management team and all our employees and I want to thank them for their years of commitment to building Landauer into the business we have today. Combining with Fortive is a compelling opportunity for Landauer and enables us to deliver immediate and meaningful value to our shareholders.”

The transaction, which is expected to close by the end of 2017, is subject to Landauer stockholders tendering a majority of the outstanding shares into the tender offer (on a fully diluted basis), regulatory approvals and other customary closing conditions. Landauer’s Board of Directors recommends that Landauer stockholders tender their shares to Fortive as part of the transaction. A certain stockholder representing approximately 5% of Landauer’s outstanding shares has indicated it intends to tender its shares into the offer.

Lazard served as financial advisor to Landauer and Sidley Austin LLP served as legal advisor.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, as well as the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. For information about Landauer, please visit their website at http://www.landauer.com.

Important Additional Information

The tender offer (the “Offer”) to be commenced by an affiliate (“Sub”) of Fortive Corporation (“Parent”) for shares of common stock (“Company Common Stock”) of Landauer, Inc. (the “Company”) has not yet commenced. This document does not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company Common Stock will be made only pursuant to an offer to purchase and related materials that Parent and Sub intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the Offer is commenced, Parent and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. The Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be considered before any decision is made with respect to the Offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These materials will be sent free of charge to Company stockholders when available, and may also be obtained by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary. In addition, all of these materials (and all other Offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the Offer and related transactions, including, for example, the timing of the completion of the Offer and the subsequent merger (the “Merger”) contemplated by the Agreement and Plan of Merger among the Company, Parent and Sub (the “Merger Agreement”) or the potential benefits of the Offer and the Merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the Offer and related transactions on the Company’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee; the outcome of any legal proceedings that may be instituted against the Company related to the transactions contemplated by the Merger Agreement, including the Offer and the Merger; uncertainties as to the number of stockholders of the Company who may tender their stock in the Offer; the failure to satisfy other conditions to consummation of the Offer or the Merger, including the receipt of regulatory approvals related to the Merger (and any conditions, limitations or restrictions placed on these approvals); risks that the Offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended September 30, 2016. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website (www.landauer.com) under the heading “Investors” or upon request by writing to the Company at 2 Science Road, Glenwood, Illinois 60425, Attention: Corporate Secretary. The Company disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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